Exhibit 99.1

ABERCROMBIE & FITCH REPORTS FIRST QUARTER RESULTS;
FIRST QUARTER NET INCOME UP 39%;
FIRST QUARTER NET INCOME PER FULLY-DILUTED SHARE UP 38% TO $0.62;
BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF $0.175;
COMPANY INCREASES SEASONAL NET INCOME PER SHARE GUIDANCE
New Albany, Ohio, May 16, 2006: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected record first quarter net income of $56.2 million and net income per share on a fully-diluted basis of $0.62 for the first quarter ended April 29, 2006.
First Quarter Developments
•	Total Company net sales increased 20% to $657.3 million; comparable store sales increased by 6%

•	Abercrombie & Fitch net sales increased 4% to $312.7 million; Abercrombie & Fitch comparable store sales decreased by 4%

•	abercrombie net sales increased 26% to $79.5 million; abercrombie comparable store sales increased by 30%

•	Hollister net sales increased 45% to $259.5 million; Hollister comparable store sales increased by 13%

•	Net income for the first quarter increased 39% to $56.2 million from $40.4 million in fiscal 2005

•	Net income per share on a fully-diluted basis increased 38% to $0.62 in the first quarter of 2006 from $0.45 in fiscal 2005
Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:
“This was an excellent quarter for our Company; we are continuing to achieve strong financial results against the results we posted in 2005. We made progress for the first quarter including increased sales and margin. This improvement, resulting in net income growth of 39%, represents a good start to fiscal 2006. Although our results will continue to be measured against the growth we attained last year, I am confident that our brands are positioned to generate strong financial returns this year.”
First Quarter Financial Results
Net sales for the thirteen weeks ended April 29, 2006 increased 20% to $657.3 million from $546.8 million for the thirteen weeks ended April 30, 2005. Total Company comparable store sales increased 6% for the quarter.

The gross profit rate for the quarter was 65.4%, up 10 basis points compared to last year. The improvement in gross profit rate was primarily due to a slight improvement in initial markup combined with a slightly lower markdown rate versus last year.
Stores and Distribution expense, as a percentage of sales, decreased 130 basis points to 39.3% from 40.6%. The decrease in rate versus last year primarily resulted from the Company’s ability to leverage store related fixed costs combined with a reduction in store repair and maintenance expense partially offset by increased payroll expense.
Marketing, General and Administrative expense, as a percentage of sales, increased 130 basis points to 13.6% from 12.3%. The increase in rate is primarily attributed to increased home office payroll, which includes the effect of the adoption of FAS 123(R).
The effect of the adoption of FAS 123(R) for the first quarter of fiscal 2006 was $6.2 million on a pre-tax basis.
The effective tax rate for the first quarter was 35.5% as compared to 41.9% for the 2005 fiscal year comparable period. The tax rate in the first quarter of 2006 includes a tax provision benefit related to the settlement of a tax audit.
Net income for the quarter increased 39% to $56.2 million, or $0.62 per share on a fully-diluted basis, from $40.4 million, or $0.45 per share on a fully-diluted basis, for the first quarter of fiscal 2005. The effect of the adoption of FAS 123(R) for the first quarter of fiscal 2006 was $0.04 per share on a fully-diluted basis.
2006 Outlook
Based on its first quarter results, the Company now expects net income per share on a fully-diluted basis for the first-half of fiscal 2006 to be in the range of $1.28 to $1.33, including a charge of approximately $0.08 attributable to the adoption of FAS 123(R), an increase from its previously issued guidance for the first-half of fiscal 2006 of $1.23 to $1.28, including the same charge related to the adoption of FAS 123(R).
The Company now expects total capital expenditures for fiscal 2006 to be between $400 million and $420 million with approximately $260 million of this amount allocated to new store construction, store remodels, conversions, and improvements to existing stores, with the remainder related to home office and distribution center investments.
For fiscal 2006, the Company now expects to increase gross square-footage by approximately 11% primarily through the addition of approximately 70 Hollister Co. stores, 20 abercrombie stores, ten Abercrombie & Fitch stores and seven RUEHL stores.
Other Developments
The Company plans to open its first European location in London in early 2007.
The Company remains on plan to open a flagship Abercrombie & Fitch store located at The Grove in Los Angeles in July 2006.
The Board of Directors declared a quarterly cash dividend of $0.175 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on June 20, 2006 to shareholders of record at the close of business on May 30, 2006.

The Company operated 348 Abercrombie & Fitch stores, 161 abercrombie stores, 327 Hollister Co. stores, and ten RUEHL stores at the end of the first quarter of 2006. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com.
Today at 4:30 PM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. To listen to the live conference call, dial (800) 811-0667 or internationally at (913) 981-4901. To listen via the internet, go to www.abercrombie.com, select the Investor Relations page and click on Calendar of Events. Replays of the call will be available shortly after its completion. The audio replay can be accessed for two weeks following the reporting date by calling (888) 203-1112 or internationally at (719) 457-0820 followed by the conference ID number 4031334; or for 12 months by visiting the Company’s website at www.abercrombie.com.
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For further information, call:	Thomas D. Lennox Vice President, Corporate Communications (614) 283-6751
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2006 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire, train and retain associates; and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Thirteen Weeks Ended April 29, 2006 and Thirteen Weeks Ended April 30, 2005
(in thousands except per share data)

	ACTUAL		ACTUAL
	2006	% of Sales	2005	% of Sales

Net Sales	$657,271	100.0%	$546,810	100.0%

Cost of Goods Sold	227,355	34.6%	189,558	34.7%

Gross Profit	429,915	65.4%	357,252	65.3%

Total Stores and Distribution Expense	258,352	39.3%	222,223	40.6%

Total Marketing, General and Administrative Expense	89,699	13.6%	67,146	12.3%

Other Operating Income, Net	(2,121)	-0.3%	(406)	-0.1%

Operating Income	83,985	12.8%	68,289	12.5%

Interest Income, Net	(3,166)	-0.5%	(1,220)	-0.2%

Income Before Income Taxes	87,151	13.3%	69,509	12.7%

Income Tax Expense	30,911	4.7%	29,150	5.3%

Effective Rate	35.5%		41.9%

Net Income	$56,240	8.6%	$40,359	7.4%

Net Income Per Share:
Basic	$0.64		$0.47
Fully-Diluted	$0.62		$0.45

Weighted-Average Shares Outstanding:
Basic	87,858		86,221
Fully-Diluted	91,327		89,800

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)

	(unaudited)
ASSETS	April 29, 2006	January 28, 2006

Current Assets
Cash and Equivalents	$79,552	$50,687
Marketable Securities	349,690	411,167
Receivables	33,813	41,855
Inventories	336,654	362,536
Deferred Income Taxes	27,333	29,654
Other Current Assets	49,888	51,185

Total Current Assets	876,930	947,084

Property and Equipment, Net	881,536	813,603

Other Assets	28,607	29,031

Total Assets	$1,787,073	$1,789,718

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$125,501	$145,313
Accrued Expenses	218,701	215,034
Deferred Lease Credits	32,876	31,727
Income Taxes Payable	53,629	99,480

Total Current Liabilities	430,707	491,554

Long-Term Liabilities
Deferred Income Taxes	32,714	38,496
Deferred Lease Credits	196,980	191,225
Other Liabilities	78,382	73,326

Total Long-Term Liabilities	308,076	303,047

Total Shareholders’ Equity	1,048,290	995,117

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,787,073	$1,789,718